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                                                                    EXHIBIT 6.12

                                    AGREEMENT

         THIS AGREEMENT made this 21st day of April, 1998 by and between MEGAWORLD, INC., a corporation organized and existing under the laws of the STATE OF DELAWARE, having offices at 430 Park Avenue, New York, New York 10022 ("MegaWorld"), and MICHAEL GIAMALVO, an individual residing at 119 Northgate Circle, Melville, New York 11747 ("Giamalvo").

                                   WITNESSETH:

         WHEREAS, MegaWorld is involved in the business, among others, of developing properties for timeshare sales;

         WHEREAS, Castello Ratti Enterprises Srl ("CRE") is a party to a certain Tenancy Agreement, dated January 11, 1990 (the "Tenancy Agreement"), granting CRE the right to use the Castello Torre Ratti, a castle resort located in Borghetti, Borbera, Italy (the "Property"), for a remaining term of approximately forty-two (42) years, as a hotel-restaurant;

         WHEREAS, Giamalvo is the controlling stockholder of CRE;

         WHEREAS, Giamalvo has agreed to sell, assign and transfer to MegaWorld all of his right, title and interest in CRE, consisting of twenty thousand (20,000) quote (shares) of CRE capital stock (the "CRE Stock"), which CRE Stock constitutes all of the outstanding quote (shares) of CRE, in return for certain consideration hereafter set forth;

         WHEREAS, MegaWorld, in the furtherance of MegaWorld's business, desires to acquire all right, title, and interest in and to all of the outstanding quote (shares) of CRE;

         WHEREAS, Giamalvo, on one hand, and MegaWorld, on the other hand, are desirous of entering into this Agreement to effectuate the foregoing upon the terms and conditions set forth hereinafter;

         NOW, THEREFORE, in consideration of the foregoing premises and the consideration and mutual covenants contained herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Giamalvo, on one hand, and MegaWorld, on the other hand, hereby mutually promise and agree as follows:

1. Transfer of the CRE Stock. Subject to compliance with all of the terms and conditions of this Agreement and in reliance on the representations and warranties set forth in this Agreement, Giamalvo, hereby sells, assigns and transfers all right, title and interest in and to the CRE Stock to MegaWorld, free and clear of any and all liens, charges or encumbrances.

2. Representations.

         (a) Giamalvo warrants and represents that (i) CRE is a corporation duly incorporated, validly existing and in good standing under the laws of Italy and has the requisite corporate power


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to own its property and to carry on its business as presently conducted, and
(ii) the outstanding capital stock of CRE consists of twenty thousand (20,000) quote (shares) of capital stock, all of the same class, and Giamalvo owns all of such capital stock.

         (b) Giamalvo warrants and represents that this Agreement has been duly and validly executed and delivered by him, and the Tenancy Agreement has been duly and validly executed and delivered by CRE, and each constitutes the valid and binding agreement of Giamalvo or CRE, as the case may be, enforceable against him or CRE, as the case may be, in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally.

         (c) Giamalvo warrants and represents that neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default under any agreement or arrangement binding upon CRE or Giamalvo, including without limitation the Tenancy Agreement.

          (d) Giamalvo warrants and represents that no statutory or regulatory rule or order of a court or a governmental body applicable to Giamalvo or CRE, and no agreement between Giamalvo or CRE, and any such governmental body is in effect which restrains or prohibits the sale and assignment by Giamalvo, of the CRE Stock as contemplated by this Agreement, nor the consummation of any of the other actions contemplated hereby, nor is there pending or (to the best of Giamalvo's knowledge, information and belief) threatened any action, suit, proceeding or investigation by any person, entity or governmental body which questions or might jeopardize the validity of this Agreement or challenges any of the transactions contemplated hereby.

         (e) Giamalvo warrants and represents that except as set forth in this Agreement, no consent, approval, or authorization of or registration, designation, declaration or filing with any governmental authority on the part of Giamalvo or CRE is required in connection with the sale, assignment and transfer of the CRE Stock pursuant to this Agreement or the consummation of any other transaction contemplated hereby, including, without limitation, the ability of the controlling stockholder of CRE to cause CRE to sell timeshare interests in the Property to third parties and to operate the Property as a hotel-restaurant.

         (f) Giamalvo warrants and represents that no finder's fee or brokerage fee is payable to any person by Giamalvo or CRE as a result of any action by Giamalvo in connection with the transactions contemplated by this Agreement.

         (g) Giamalvo warrants and represents that Giamalvo has the full right to convey the entire right, title, and interest in the CRE Stock herein sold, assigned and transferred, has not encumbered any right, title, and interest in and to the CRE Stock, has not executed, and will not execute, any agreements in conflict herewith nor do (or omit to be done) any act, matter, or thing whereby any of the CRE Stock or any of Giamalvo's rights thereto may be invalidated, and that the CRE Stock, when conveyed and sold hereunder to MegaWorld, will be free from any lien, charge or other encumbrance whatsoever.

         (h) Giamalvo warrants and represents that he has received from MegaWorld all information with respect to the operations, business affairs and financial condition of MegaWorld (the "Information") which Giamalvo considers necessary to inform him of the investment value of


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the shares of Common Stock, $.0001 par value, of MegaWorld to be issued to
Giamalvo pursuant to this Agreement (the "MegaWorld Shares").

         (i) Giamalvo warrants and represents that he has received no representations, warranties or written communications with respect to the offering of the MegaWorld Shares other than those contained in the Information and this Agreement, and Giamalvo is not relying upon any information other than that (i) contained in the Information or this Agreement, or (ii) resulting from Giamalvo's own investigation of MegaWorld.

         (j) Giamalvo warrants and represents that he is not relying on MegaWorld for investment advice. Giamalvo warrants and represents that he has carefully considered and has, to the extent Giamalvo believes such discussion necessary, discussed with his professional legal, tax, accounting and financial advisers the suitability of an investment in the MegaWorld Shares for his particular tax and financial situation.

         (k) Giamalvo warrants and represents that he has had an opportunity to request and obtain any additional information he deemed necessary to verify the information contained in the Information.

         (l) Giamalvo warrants and represents that he is acquiring the MegaWorld Shares for the investment and not with a view to the distribution or sale thereof

          (m) Giamalvo warrants and represents that he understands that the MegaWorld Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), nor under the securities laws of any state or other jurisdiction. Giamalvo warrants and represents that he understands that: (i) the offering and sale of the MegaWorld Shares is intended to be exempt from registration under the Act and applicable state securities laws, and (ii) the MegaWorld Shares have not been approved or disapproved by the United States Securities and Exchange Commission (the "Commission") or by any other federal or state agency, and no such agency has passed on the accuracy or adequacy of the Information, nor made any finding or determination as to the fairness or suitability of an investment in the MegaWorld Shares.

          (n) Giamalvo warrants and represents that he understands that there are restrictions on the transferability of the MegaWorld Shares as stated in this Agreement which restrict Giamalvo's ability to liquidate his investment in any of the MegaWorld Shares. Giamalvo warrants and represents that all subsequent offers and sales of the MegaWorld Shares shall be made pursuant to registration of the MegaWorld Shares under the Act or pursuant to an available exemption from the registration requirements of the Act and that MegaWorld has not obligated itself to register the MegaWorld Shares under the Act.

          (o) Giamalvo warrants and represents that he understands and acknowledges that MegaWorld is relying upon the representations and warranties contained in this Agreement in determining whether the offering is eligible for exemption from the registration requirements contained in the Act and applicable state securities law.

         (p) Giamalvo warrants and represents that he agrees that the representations, warranties, acknowledgments and agreements made by him in this Agreement shall survive the Closing (hereafter defined).



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         (q) Giamalvo warrants and represents that

             (i) the Tenancy Agreement has a remaining term of approximately forty two (42) years;

             (ii) the Tenancy Agreement permits CRE to sell, assign and transfer all of its rights under the Tenancy Agreement without requiring the consent of the other party thereto;

             (iii) the Tenancy Agreement is current, all payments required thereunder have been made, and no default exists and no condition exists which, with the passage of time or the giving of notice, would be a default under the Tenancy Agreement; and

             (iv) the Tenancy Agreement permits CRE or its assigns to undertake structural repairs or modifications to the Property, although the Property is presently in good condition and repair.

         (r) MegaWorld warrants and represents that

             (i) MegaWorld is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to own its property and to carry on its business as presently conducted;

             (ii) the execution, delivery and performance of this Agreement by MegaWorld, including the issuance to Giamalvo of the MegaWorld Shares, has been duly and validly authorized by the Board of Directors of MegaWorld, and this Agreement has been duly and validly executed and delivered by MegaWorld and constitutes the valid and binding agreement of MegaWorld, enforceable in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally;

             (iii) MegaWorld has all requisite corporate power and authority to execute, deliver and perform. this Agreement and to carry out the transactions contemplated hereby;

             (iv) neither the execution of this Agreement by MegaWorld nor the consummation by MegaWorld of the transactions contemplated hereby will constitute a violation of, or be in conflict with or constitute or create a default under any agreement or arrangement binding upon MegaWorld, or result in the creation of any mortgage, lien, pledge, charge, security interest or any encumbrance of any nature whatsoever on any asset of MegaWorld, or conflict with or violate any provision of the Certificate of Incorporation or By-laws of MegaWorld;

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             (v) no statutory or regulatory rule or order of a court or a governmental body applicable to MegaWorld, and no agreement between MegaWorld and any such governmental body is in effect which restrains or prohibits the acquisition by MegaWorld of the CRE Stock as reflected in this Agreement nor the consummation of any of the other transactions contemplated hereby nor is there pending or (to the best of MegaWorld's knowledge, information and belief) threatened any action, suit, proceeding or investigation by any person, entity or governmental body which questions or might jeopardize the validity of this Agreement or challenges any of the transactions contemplated hereby;

             (vi) except as set forth in this Agreement, no consent, approval, or authorization of or registration, designation, declaration or filing with any governmental authority on the part of MegaWorld is required in connection with the acquisition of the CRE Stock pursuant to this Agreement or the consummation of any other transaction contemplated hereby;

             (vii) no finder's fee or brokerage fee is payable to any person by MegaWorld as a result of any action by MegaWorld in connection with the transactions contemplated by this Agreement;

             (viii) the MegaWorld Shares, when issued in accordance with the terms of this Agreement, will have been duly and validly authorized and issued, will be fully paid and non assessable and will not have been issued in violation of the preemptive rights of any person; and

             (ix) it is MegaWorld's intention to become a reporting company pursuant to the Securities Exchange Act of 1934, as amended, within a reasonable time after the Closing (hereafter defined).

         (s) MegaWorld warrants and represents that the representations, warranties, acknowledgments and agreements made by MegaWorld in this Agreement shall survive the Closing.

3. Payments; Closings.

         (a) Subject to compliance with all of the terms and conditions of this Agreement and in reliance on the representations and warranties set forth in this Agreement, in partial consideration for the sale, assignment and transfer to MegaWorld of the CRE Stock, MegaWorld shall issue to Giamalvo, not later than thirty (30) days after the Initial Closing referred to below, One Million (1,000,000) MegaWorld Shares.

         (b) In partial consideration for the sale, assignment and transfer to MegaWorld of the CRE Stock, MegaWorld shall pay to Giamalvo Six Hundred Twenty-Two Thousand Five Hundred Dollars (US$622,500) as follows: (i) on or before the ninth (9) business day after the execution of this Agreement by MegaWorld (the "Initial Closing"), MegaWorld shall transfer to Giamalvo Fifty Thousand Dollars (US$50,000) in immediately available funds, and (ii) on or


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before August 1, 1998, MegaWorld shall transfer to Giamalvo the balance of such payment in immediately available funds. It is the intent of MegaWorld to raise the balance of the funds of Five Hundred Seventy-Two Thousand Five Hundred Dollars (US$572,500) through the sale of MegaWorld Shares to investors pursuant to an exemption from the registration requirements of the Act. Exhibit A to this Agreement sets forth wire transfer information for payments required by this
Section 3(b). The initial payment and the deposit of the CRE Stock in escrow pursuant to Section 3(d) shall occur simultaneously, with the obligation to make the payment being conditioned on the deposit in escrow of the CRE Stock and the deposit of the CRE Stock being conditioned on the making of the initial payment.

         (c) The closing of the sale, assignment and transfer by Giamalvo to MegaWorld of the CRE Stock shall take place on the date (the "Closing") of delivery of the final US$5723,500 payment by MegaWorld to Giamalvo, I provided, Giamalvo shall have previously received the MegaWorld Shares. The Closing shall take place at the offices of Gilbert, Segall and Young LLP, in New York, New York or at such place as the parties hereto shall agree. At the Closing, the CRE Stock shall be delivered to MegaWorld by Giamalvo and the US$572,5.00 final payment shall be delivered to Giamalvo by MegaWorld.

         (d) The parties agree that the CRE Stock will be transferred presently to MegaWorld and registered in its name with, however, the necessary paperwork to transfer the CRE Stock back to Giamalvo as hereinafter provided. The CRE Stock will be placed by Giamalvo in escrow, not later than the ninth (9) business day after the execution of this Agreement by MegaWorld, pursuant to the Escrow Agreement attached as Exhibit B to this Agreement. The Escrow Agreement shall authorize the Escrow Agent named therein to release the CRE Stock to MegaWorld upon payment by MegaWorld to Giamalvo of all amounts due him under this Agreement, including the issuance to him of the MegaWorld Shares.

         (e) Should MegaWorld default in making any payment due to Giamalvo under this Agreement, or fail to issue to him the MegaWorld Shares as provided herein, then Giamalvo shall be entitled to retain any payments previously received by him and/or MegaWorld Shares issued to him, as the case may -be, as liquidated damages, shall be under no obligation to deliver. the CRE Stock to MegaWorld as a result of any such default, and shall be entitled to a return from the escrow of the CRE Stock which shall be transferred back to him by MegaWorld.

         (f) In addition, MegaWorld and Giamalvo shall enter into an Employment Agreement substantially in the form of the Employment Agreement attached as Exhibit C to this Agreement.

4. Governing Law; Arbitration and Venue.

         (a) This Agreement shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of New York.

         (b) Any controversy or claim arising out of or relating to this Agreement shall be settled by decision of a panel of three (3) neutral arbitrators to be selected pursuant to the Commercial Arbitration Rules of the, American Arbitration Association. The venue of any such arbitration shall be in New York, New York, U.S.A., and the arbitration shall in conducted pursuant to the rules of said Association.

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5. Captions and Exhibits. Captions in this Agreement are solely for purposes of identification and shall not in any manner alter or vary the interpretation or construction of this Agreement. All Exhibits which are, or may be, attached to this Agreement are to be considered to be incorporated herein by reference as if set forth at length.

6. Integration. It is the desire and intent of the parties to provide certainty as to their future rights and undertakings herein. The parties to this Agreement have incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement, and neither party makes any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement (i) constitutes the entire Agreement and understanding between the parties and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement, and (ii) supersedes all previous undertakings, agreements and representations between the parties, written or oral, with respect to the subject matter hereof. No modification of, addition to, or waiver of any provisions of this Agreement shall be binding upon either party hereto unless the same shall be in writing duly executed by a duly authorized representative of the parties hereto.

7. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8. Waiver. No express or implied waiver by any party of any right or remedy with respect to a default by any other party under any provision of this Agreement shall be deernedl interpreted or construed as a waiver of any right or remedy with respect to any other default under the same or any other provision hereof.

9. Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, transferees, successors and assigns.


10. Resale Restrictions: Registration Rights-

         (a) Giamalvo acknowledges and agrees that: (i) the MegaWorld Shares may not be sold, assigned or otherwise transferred by him unless a registration statement is in effect with respect to such resale or an exemption for such resale under applicable securities law registration requirements exists with respect to such sale (as evidenced by an opinion of counsel delivered and addressed to MegaWorld, which opinion must be reasonably acceptable to MegaWorld); (ii) MegaWorld is under no obligation to prepare or file a registration statement for the MegaWorld Shares at any time; (iii) the certificates evidencing the MegaWorld Shares will bear the following legend in substantially the following form:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or under any state securities laws, and thus may not be sold, assigned or otherwise transferred unless so registered or unless an exemption from registration is available, which exemption shall be established by an opinion of


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         counsel, reasonably satisfactory in form and substance to the issuer and delivered and addressed to the issuer by counsel for the registered owner of the shares evidenced hereby."

; and (iv) MegaWorld will issue instructions to its transfer agent to the effect that subsequent transfer of the MegaWorld Shares may not be effected unless the transfer agent has received evidence satisfactory to it that such transfer may be made without violating applicable series laws.

         (b) MegaWorld agrees that Giamalvo shall be entitled to one (1) demand registration of the MegaWorld Shares, such demand registration to be exercisable at any time after the first anniversary of the Closing by written notice from Giamalvo to MegaWorld specifying the number of MegaWorld Shares to be registered for resale by Giamalvo.

11. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement under seal as if done so on the date first above written.

SIGNED IN AGREEMENT:

(CORPORATE SEAL)





/s/ DAVID MAHY                                    /s/ MICHAEL GIAMALVO
---------------------------                       --------------------------
DAVID W. MAHY                                     MICHAEL GIAMALVO
DIRECTOR
MEGAWORLD, INC.







/s/ IRWIN ROLL
-----------------------------
IRWIN C. ROLL
PRESIDENT & TREASURER
MEGAWORLD, INC.

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                                    EXHIBIT A
                                       TO
                                    AGREEMENT

      WIRE TRANSFER INSTRUCTIONS:

         BANK ACCOUNT: CITIBANK N.A.
                                    666 5TH AVENUE
                                    NEW YORK, NY 10013

         ACCOUNT NAME: MICHAEL GIAMALVO

         ACCOUNT NUMBER: 94246609

         ROUTING NUMBER: 021000089